EXHIBIT 11


                                   EXHIBIT XI
                            U.S.B. HOLDING CO., INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                   THREE MONTHS ENDED MARCH 31, 2002 AND 2001



                                                                        2002             2001
                                                                   ---------------------------------
                                                                       (000's, except share data)
NUMERATOR:
  Net income for basic and diluted earnings per common share
   -- net income available to common stockholders                  $     6,009       $     5,071

DENOMINATOR:
  Denominator for basic earnings per common share -
    weighted average shares                                         18,351,870        18,204,449
  Effects of dilutive securities:
    Director and employee stock options                                516,495           445,767
    Restricted stock not vested                                             --             2,971
                                                                   -----------       -----------
 Total effects of dilutive securities                                  516,495           448,738
                                                                   -----------       -----------
 Denominator for diluted earnings per common share -
   adjusted weighted average shares                                 18,868,365        18,653,187
                                                                   ===========       ===========

Basic earnings per common share                                    $      0.33       $      0.28
                                                                   ===========       ===========
Diluted earnings per common share                                  $      0.32       $      0.27
                                                                   ===========       ===========
